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                    GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement ("Settlement Agreement") is made and entered into this 31 day of July 2001, by and between Chequemate International Inc., a Utah corporation ("Chequemate") and Lions Gate Entertainment, Inc. a Delaware corporation ("Lions Gate", together with Chequemate, the "Parties").

WHEREAS, Chequemate and Trimark Pictures, Inc. ("Trimark"), a California corporation, entered into that certain License Agreement dated as of February 8, 2000 (the "License Agreement"), a copy of which is attached hereto as EXHIBIT A;

WHEREAS, Lions Gate is a successor-in-interest to Trimark; and

WHEREAS, the Parties desire to terminate the License Agreement and resolve any differences amicably and without any admission of fault or liability by either party;

NOW THEREFORE, in consideration of the foregoing and of the mutual rights and obligations created herein and for other good and sufficient consideration the receipt and adequacy of which are hereby acknowledged, the parties agree to the following:

I.   REPRESENTATIONS AND WARRANTIES

A.   REPRESENTATIONS AND WARRANTIES OF LIONS GATE

1. Organization and Standing. Lions Gate is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full and unrestricted corporate power and corporate authority to execute and deliver this Settlement Agreement to Chequemate, and to carry out the transactions contemplated hereby.

2. Authorization. (i) Lions Gate is a successor-in-interest to Trimark; (ii) Lions Gate has all requisite power and authority to execute and deliver this Settlement Agreement and to consummate the transactions contemplated hereby. (iii) The execution, delivery and performance of this Settlement Agreement by Lions Gate, the fulfillment of and the compliance with the respective terms and provisions hereof and the due consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Lions Gate (none of which actions have been modified or rescinded, and all of which actions are in full force and effect).

3. BINDING OBLIGATION. When executed by Lions Gate, this Settlement Agreement and the representations and warranties contained herein will constitute a valid and binding obligation of Lions Gate, enforceable in accordance with its terms.

4. CONSENTS. Lions Gate is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent Lions Gate's
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     consummation of this Settlement Agreement or any of the transactions contemplated hereby without the consent of any third party, which would require the consent of any third party to the consummation of this Settlement Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

5. RELIANCE. All representations and warranties of Lions Gate contained herein, shall be deemed to have been relied upon by Chequemate notwithstanding any investigation heretofore or hereafter made by Chequemate or by its counsel or by any other representative of Chequemate and shall survive the date hereof and continue in full force and effect for the benefit of Chequemate for an unlimited duration.

B.   REPRESENTATIONS AND WARRANTIES OF CHEQUEMATE

1. ORGANIZATION AND STANDING. Chequemate is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the full and unrestricted corporate power and corporate authority to execute and deliver this Settlement Agreement to Lions Gate, and to carry out the transactions contemplated hereby.

2. AUTHORIZATION. (i) Chequemate has all requisite power and authority to execute and deliver this Settlement Agreement and to consummate the transactions contemplated hereby. (ii) The execution, delivery and performance of this Settlement Agreement by Chequemate, the fulfillment of and the compliance with the respective terms and provisions hereof and the due consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Chequemate (none of which actions have been modified or rescinded, and all of which actions are in full force and effect).

3. BINDING OBLIGATION. When executed by Chequemate, this Settlement Agreement and the representations and warranties contained herein will constitute a valid and binding obligation of Chequemate, enforceable in accordance with its terms.

4. CONSENTS. Chequemate is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent Chequemate's consummation of this Settlement Agreement or any of the transactions contemplated hereby without the consent of any third party, which would require the consent of any third party to the consummation of this Settlement Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation.

5. RELIANCE. All representations and warranties of Chequemate contained herein, shall be deemed to have been relied upon by Lions Gate notwithstanding any investigation heretofore or hereafter made by Lions Gate or by its counsel or by any other

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     representative of Lions Gate and shall survive the date hereof and continue in full force and effect for the benefit of Lions Gate for an unlimited duration.

II.  TERMS OF SETTLEMENT

1. RESCISSION OF THE LICENSE AGREEMENT. The Parties hereby agree and acknowledge that the License Agreement is in all respects rescinded and as of the date of this Settlement Agreement has no further force or effect.

2.   ISSUANCE OF SETTLEMENT SHARES.

     A. Concurrent with the execution and delivery of this Settlement Agreement, Chequemate shall enter into that certain Subscription Agreement ("Subscription Agreement") with Lions Gate incorporated hereto in substantial form as EXHIBIT B by which Chequemate will issue to Lion Gate one hundred thousand (100,000) shares of common stock of Chequemate, in addition to the one hundred thousand (100,000) shares of common stock of Chequemate previously issued, (together the "Settlement Shares").

     B. Notwithstanding anything to the contrary, this Settlement Agreement shall not be valid and shall not be enforceable until such time that Lions Gate is in a position to freely trade the Settlement Shares without any restriction.

     C. Checkmate represents and warrants that as of July 31, 2001 Chequemate has not issued any additional shares of common stock or any other form of stock or options for any stock that may become freely tradable before the Settlement Shares. In the event that this representation and warranty is untrue or becomes untrue, now or in the future, notwithstanding anything to the contrary, this Settlement Agreement, at Lions Gate's discretion, shall be deemed void AB INITIO and shall be of no legal force or effect. To be clear, as of the date of this Settlement Agreement, Chequemate has shares of common stock issued and outstanding that are as of the date of this Settlement Agreement not freely tradable ("Restricted Shares"). Some Restricted Shares may become freely tradable as a result of a holder of Restricted Shares having held such Restricted Shares for the statutory holding period.

     D. Except for price fluctuation resulting from the payment of a reverse split or a forward split, if there is fluctuation in the stock price, of greater than 12.5% between the date of this Settlement Agreement and the date upon which the Settlement Shares are freely tradable ("Stock Date"), Chequemate shall pay Lions Gate the sum ("Safety Sum") in accordance with the following formula:

          The period of time between the date of this Settlement Agreement and the Stock Date shall be referred to herein as the "Period".

          THE FORMULA: The highest value at which a share of Chequemate common stock was traded during the Period less the closing value of one share of Chequemate common stock on the Stock Date multiplied by the number shares issued pursuant to the License

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     Agreement and this Settlement Agreement and held by Lion's Gate on the
     Stock Date.

          Notwithstanding anything to the contrary, this Settlement Agreement, at Lions Gate's discretion, shall be deemed void ab initio and shall be of no legal force or effect in the event that the Safety Sum is not paid within fifteen (15) days of the Stock Date.

3. PAYMENT OF REIMBURSEMENT. Within 30 days of the execution of this Settlement Agreement, Chequemate will reimburse Lions Gate forty-one thousand seven hundred twenty dollars ($41,720) to offset the legal and other fees Lions Gate has accrued in connection with the subject transaction ("Reimbursement")

4. FULL RELEASE. (a) Subject to the terms of Paragraph 2, above, at such time as Lions Gate receives the Reimbursement and the 200,000 shares of common stock which are freely and without restriction, Lions Gate shall release and discharge Chequemate, Chequemate's former, present, or future officers, directors, stockholders, employees, assigns, agents and parent, subsidiaries, affiliates, predecessors or successor corporations and entities of Chequemate from all claims arising from or in connection with the License Agreement that Lions Gate may have had, now has or may have in the future against Chequemate or its former, present or future officers, directors, stockholders, employees, assigns, agents and parent, subsidiary, affiliate, predecessor or successor corporations and entities of Chequemate, PROVIDED, THAT, any and all claims that Lions Gate may have now or in the future against Michael J. Heil are not released by this Section 4(a), including, but not limited to, those claims that Lions Gate may have now or in the future against Michael J. Heil related to matters in any connected with the License Agreement. (b) Chequemate agrees and acknowledges that this settlement Agreement shall constitute full settlement of all claims arising from or in connection with the License Agreement that Chequemate may have had, now has or may have in the future against Lion Gate or present or former officers, directors, stockholders, employees, assigns, agents and parent, subsidiary, affiliate, predecessor or successor corporations and entities of Lion Gate.

5. 2D TO 3D CONVERSION. Within one year of this Settlement Agreement, Chequemate will convert from 2D to 3D stereoscopic (the "Conversion"), a mutually acceptable film title from the library of Lions Gate. Chequemate will have exclusive distribution rights with Lion Gate to the conversion, subject to the parties agreeing upon distribution terms and conditions which shall have a minimum term of seven (7) years. In the event that the parties do not agree on a mutually acceptable film and/or do not agree on distribution terms, the parties shall have no obligations to one another under the terms of this paragraph which shall be deemed deleted from this Settlement Agreement.

6. JOINT VENTURE. Chequemate and Lions Gate will attempt to negotiate a mutually acceptable agreement to transfer additional film titles of Lions Gate in a joint venture marketing effort. In the event that the parties do not reach an agreement in this regard, the parties shall have no obligations to one another under the terms of this paragraph which shall be deemed deleted from this Settlement Agreement.

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III. MISCELLANEOUS

1. ENTIRE AGREEMENT; AMENDMENT. This Settlement Agreement sets forth the entire agreement and understanding of the Parties hereto in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Settlement Agreement. This Agreement may be amended, modified or supplemented but only in writing signed by all of the Parties.

2. NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission (provided that a copy of such transmission is simultaneously sent in the manner provided in CLAUSE (iii) below) or (iii) five (5) days after being deposited with a reputable courier service:

     (a)  If to the Company addressed as follows:

          124 Point West Blvd.
          St. Charles, Missouri 63301
          Attn: CEO or President

     with a copy to:

          10336 Variel Avenue
          Chatsworth, CA 91311
          Attn: Chandos Mahon

     (b)  If to Lions Gate, to

          Lions Gate Entertainment
          4553 Glencoe Ave., Suite #200
          Marina Del Rey, CA 90292
          Attn: Wayne Levin

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

3. WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either

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     under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

4. AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Lions Gate and Chequemate.

5. NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other person.

6. NO ASSIGNMENT; BINDING EFFECT. Except as provided herein, Chequemate may not assign (by operation of law or otherwise) this Agreement without the prior written consent of Lions Gate. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

7. HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added as a part of this Agreement a legal, valid and enforceable provision, agreed to the parties to this Agreement, as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Superior Court of the State of California in and for the County of Los Angeles, West District shall have exclusive jurisdiction of any dispute arising in connection with this Settlement Agreement.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11. SEVERABILITY. If any provision of this Agreement is deemed to be invalid, illegal or unenforceable by an arbitrator, a court of competent jurisdiction or other governmental

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     authority, the remainder of this Settlement Agreement shall remain in full force and effect or shall be reasonably construed to carry out the intent of the parties as expressed herein. This Settlement Agreement shall be construed according to its fair meaning, with the language used herein deemed to be the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction shall be applied against any party hereto.

12. RECITALS. The Parties acknowledge the accuracy of the preamble and recitals hereto and such preamble and recitals are hereby incorporated by reference as if set forth herein at length.

                            [SIGNATURE PAGE FOLLOWS]



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IN WITNESS WHEREOF, Chequemate and Lions Gate have executed and delivered this
Agreement as of the date first above written.


LIONS GATE ENTERTAINMENT                CHEQUEMATE INTERNATIONAL INC.

By:                                     By:
   -----------------------------           -----------------------------
Name:                                   Name: Chandos Mahon
Its:                                    Its: President and CEO



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EXHIBIT B

                             SUBSCRIPTION AGREEMENT

The undersigned (the "SUBSCRIBER") hereby subscribes to and offers to purchase shares, and a warrant to purchase shares, of Common Stock, of Chequemate International Inc., a Utah corporation (the "COMPANY").

1.   OFFER AND ACCEPTANCE.

Subscriber hereby subscribes to and offers to purchase 100,000 newly issued shares along with the 100,000 previously issued shares (together the "SHARES") of Common Stock, $0.001 par value per share of the Company (the "COMMON STOCK"). Except as set forth below, this Subscription Agreement shall become a binding obligation on behalf of the Company upon its written acceptance thereof.

The condition precedent to the obligations set forth in this Subscription Agreement include the execution and delivery of that certain Settlement Agreement ("SETTLEMENT AGREEMENT"), into which this Subscription Agreement is incorporated as Exhibit B hereto in substantial form as Exhibit B.

2.   REPRESENTATION AND WARRANTIES OF SUBSCRIBER.

Subscriber hereby represents and warrants as follows:

(a)  Subscriber is organized under the laws of the State of Delaware.

(b) Subscriber is purchasing the Securities for Subscriber's own account for investment only, and not with the view to the resale or distribution thereof.

(c) In making the decision to purchase the Securities, Subscriber has relied upon independent investigations made by Subscriber or Subscriber's professional advisors, has had the opportunity to review and have questions answered by the appropriate officers of the Company with respect to the Company and the Business Plan of the Company, has had an opportunity to review such records of the Company as Subscriber may have requested, desires no further or additional information concerning the Company or its operation and deems such information received and reviewed adequate to evaluate the merits and risks of Subscriber's investment in the Company.

(d) Subscriber has sufficient experience in business, financial, and investment matters to be able to evaluate the risks involved in the purchase of the Securities, and to make an informed investment decision with respect to such purchase.

(e) Subscriber understands that it may be required to hold the Securities for an indefinite period of time, and Subscriber can afford a complete loss of the value of the Securities and is able to bear the economic risk of holding the Securities for such indefinite period.

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(f)  Subscriber understands that the Securities have has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any applicable state securities law and that the Securities can not be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or state securities law or an exemption from such registration is then available. Except as set forth in the Investor Rights Agreement, Subscriber acknowledges that it has no right to require the Company to register the Securities that the Company has made no undertaking either to register the Securities or to make available any exemption from the registration or to supply any information to facilitate the sale of the Securities. Subscriber further understands and agrees that the Company will not honor any attempt by Subscriber to sell, pledge, transfer or otherwise dispose of any of the Securities in the absence of an effective registration statement for the Securities under the Securities Act or the Company's reasonable satisfaction that an exemption in available therefrom.

(h) Subscriber understands that a legend will be placed on the certificates representing the Securities concerning the securities law restrictions on transfer of the Securities.

(i) Upon issuance, the Securities will be registered only in the name of Subscriber.

(j) Subscriber has not and will not rely upon the Company for advice with respect to any tax consequences related to the ownership, purchase or disposition of the Securities, and Subscriber assumes full responsibility for all such consequences as to the preparation and filing of all tax returns and elections which may and must be filed in connection with the Securities.

(k) Subscriber is an "accredited investor" as such term is defined (and set forth below) in Rule 501 of Regulation D promulgated pursuant to the Securities Act. Subscriber qualifies as an accredited investor because the Subscriber is:

(l) Subscriber understands that the Company is relying upon the representations and warranties contained herein to ensure its compliance with the Securities Act and applicable state securities laws, and the rules and regulations promulgated thereunder. Accordingly, Subscriber hereby affirms the truth and accuracy of such representations and warranties and undertakes to inform the Company if at any time prior to the purchase by Subscriber of the Securities any of the representation or warranties contained herein shall cease to be true and correct.

3.   STATEMENT OF REGISTRATION RIGHTS.

3.1  The following rights shall be attached to each of the Shares.

3.2 NO HOLDER HEREUNDER SHALL BE ENTITLED TO EXERCISE ANY REGISTRATION RIGHTS PROVIDED FOR IN THIS STATEMENT OF REGISTRATION RIGHTS INCLUDING, PRIOR TO SIX (6) MONTHS OR AFTER FIVE (5) YEARS FOLLOWING THE EXECUTION OF THE SETTLEMENT AGREEMENT INTO WHICH THIS SUBSCRIPTION AGREEMENT IS INCORPORATED AS EXHIBIT B. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, CHEQUEMATE AGREES TO INCLUDE THE SHARES IN THE REGISTRATION STATEMENT ON FORM S-3 THAT CHEQUEMATE IS CURRENTLY PREPARING.

3.3  DEFINITIONS. For purposes of this Section 3:

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     The term "Act" shall mean the Securities Act of 1933, as amended.

          (a) The term "Agreement" shall have the meaning set forth in the recital above.

          (b) The term "Form S-4 or S-8" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits the registration of securities to be issued in a merger or other Rule 145 transaction under the Act, or securities to be issued to an employee, consultant or other similar person pursuant to a plan.

          (c)  The term "Holder" means Lions Gate.

          (d) The term "initial public offering" shall mean the first issuance in an underwritten public offering pursuant to a registration statement filed by the Company under the Act that yields net proceeds to the Company in excess of $2 million to the Company in connection with the initial firm commitment underwritten offering of its securities to the general public.

          (e) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (f) The term "Registrable Securities" means (i) the First Shares and the Second Shares issued to the Holders and the shares of Common Stock issued to the Holders upon the exercise of the Warrants by such Holders, and (ii) any Common Stock of the Company issued as a dividend to the Holders or other distribution with respect to, or in exchange for or in replacement of the shares referenced in
               (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

          (g)  The term "SEC" shall mean the Securities and Exchange Commission.

3.4 DEMAND REGISTRATION. If the Company shall be requested by the Subscriber to effect a registration under the Act, then the Company shall use its best efforts to effect the registration of such Registrable Securities; PROVIDED however, that the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

          (a) The Company shall not be obligated to file (i) more than one registration statement initiated pursuant to this Section 3.4 which becomes effective or which is rescinded by the Subscriber without reimbursement, (ii) any registration statement during any period in which any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which shares offered by the Company are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days;

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          (b)  The Company shall not be obligated to effect any registration under this Section 3.4 if the Subscriber has been given the opportunity to register all of its Registrable Securities pursuant to Section 3 hereof;

          (c) The Company may delay the filing or effectiveness of any registration statement for a period not to exceed 90 days after the date of a request for registration pursuant to this Section
               3.4 if (i) at the time of such request the Company is engaged, or has fixed plans to engage within 60 days of the time of such request, in a firm commitment underwritten public offering of its own shares in which the Subscriber may, to the extent such registration statement is in the registration process, include Registrable Shares pursuant to Section 3.5 or (ii) the Company shall furnish to the Subscriber certificate signed by the President or its General Counsel stating that, in the good faith judgment of the Board of Directors of the Company, that (A) it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed or (B) there exists a material development or a potential material development with respect to or involving the Company that the Company would be obligated to disclose in the prospectus or offering circular used in connection with the registration statement, which disclosure would in the judgment of the Company be premature or otherwise inadvisable at such time, and that it is therefore essential to defer the filing of such registration statement.

          (d) A requested registration under this Section 3.4 may be rescinded by written notice to the Company by the Subscriber; PROVIDED, HOWEVER, that such rescinded registration shall not count as a registration statement initiated pursuant to this Section 3.4 above if the Subscriber shall have reimbursed the Company for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration. The Company may select any firm of underwriters in connection with a registration under this Section 3.4.

3.5 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Subscriber) any shares of its Common Stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities under Form S-4 or S-8, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities to the public or a registration in which the only common stock being registered is common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give the Subscriber written notice of such registration. Upon the written request of the Subscriber given within twenty (20) days after mailing of such notice by the Company, the Company shall, cause to be registered, together with the shares of its common stock to be registered in connection with the public offering of such securities under the Act, all of the Registrable Securities that the Subscriber beneficially owns at the time of the request.

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3.6  OBLIGATIONS OF THE COMPANY. Whenever required hereunder to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

     (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until the distribution contemplated by the Company of its securities registered under the registration statement has been completed; provided, however, in the case of any registration by the Company (and incidentally by the Subscriber) on Form S-3 which are intended to be offered on a continuous or delayed basis, the Company may keep such registration effective for so long as is necessary to sell all of the securities registered thereunder.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

     (c) Furnish to the Subscriber such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

     (d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be determined to be appropriate by the managing underwriter in such public offering.

     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Subscriber shall also enter into and perform its obligations under such an agreement, and shall have the right to negotiate the terms thereof in addition to any negotiation by the Company on behalf of itself.

     (f) Notify the Subscriber at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     (g) Cause all such Registrable Securities registered pursuant hereunder to be listed or to continue to be listed on the American Stock Exchange.

     (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     (i) Use all commercially reasonable efforts to furnish to the Subscriber requesting registration of Registrable Securities pursuant to this
          Section 3.6, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3.6, if such securities are being sold through underwriters, or, if such securities are not being sold through

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          underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

3.7 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3.7 with respect to the Registrable Securities of the Subscriber that such Subscriber shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Subscriber's Registrable Securities.

3.8 EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3.4 or 3.5 for the Subscriber including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the Subscriber hereunder.

3.9 DELAY OF REGISTRATION. The Subscriber shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section, except in the case of bad faith or unreasonable determinations by the Company or the chosen underwriters.

3.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned to an Affiliate, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions hereof, including without limitation the provisions of Section below.

3.11 DURATION OF REGISTRATION RIGHTS.

     (a) The Subscriber shall not be entitled to exercise any registration rights provided for in this Statement of Registration Rights Agreement including, but not limited to those rights detailed in Sections 3.4 and 3.5 of this Statement of Registration Rights, prior to six (6) months or after five (5) years following the execution of the Settlement Agreement.

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     (b)  In addition, the right of the Subscriber to demand registration pursuant to Section 3.4 or inclusion in any registration pursuant to
          Section 3.5 shall terminate on the closing of the first Company-initiated registered public offering of common stock of the Company if all Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of common stock of the Company as all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period.

4.   GOVERNING LAW

     This Subscription Agreement shall be governed by and constituted in accordance with the laws of the State of California.

     This the ______ day of ______________, 2001.



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SUBSCRIBER INFORMATION AND SIGNATURE:



--------------------------
Tax Information Number


                                        By:
------------------------------             ------------------------------
Address                                 Its:
                                           ------------------------------
------------------------------




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                                   ACCEPTANCE

The foregoing Subscription is hereby accepted by the Company effective as of ___________________, 2001.


                                        Chequemate International Inc.


                                        By:
                                           -------------------------------------
                                           Chandos Mahon
                                           President and Chief Executive Officer

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